SUB-ITEM 77Q2:

Joseph D. Gallagher: A Form 3 was not timely filed to report his appointment as a Director of the Fund on February 14, 2003. A Form 3 was filed on
May 28, 2003 to report this event.

Administradora de Fondos de Pensiones de Provida, S.A.:
A Form 3 was not timely filed to report its position as a 10% owner of the Fund on July 25, 2003. A
Form 3 was filed on September 30, 2003 to report this event.

Steven N. Rappaport: A Form 3 was not timely filed to report his election as a Director of the Fund on September 26, 2003. A Form 3 was filed on
December 18, 2003 to report this event.